Exhibit 99.2

[LETTERHEAD OF SYNBIOTICS]

Paul R. Hays	Keith A. Butler
President & COO	Vice President and CFO
858-451-3771 x1401	858-451-3771 x1413
paulh@synbiotics.com	keith@synbiotics.com

Synbiotics Appoints Vice President of Sales and Marketing

San Diego, California: May 6, 2003—Synbiotics Corporation (OTCBB: SBIO) today announced that Mr. B. Kent Luther has joined the Company as Vice President of Sales and Marketing. Mr. Luther brings over 15 years of experience in the animal health industry, particularly in the companion animal and food animal segments.

Mr. Luther recently held the position of Director of National Sales for Boehringer Ingelheim Vetmedica, Inc., where he also served as Senior Marketing Manager, Product Manager, and Segment Sales Manager. Prior to his employment at Boehringer Ingelheim Vetmedica, Inc., he was employed by Ciba-Geigy Animal Health, Inc., holding the positions of Field Sales Representative, Manager of Customer Service, and Regional Sales Manager.

Paul R. Hays, President and Chief Operating Officer, said, “Mr. Luther’s extensive experience, coupled with his longstanding relationships within the veterinary distribution network, will strengthen Synbiotics’ opportunities and improve our customer support. His expertise at launching and marketing innovative products has created unique markets within our industry.”

Synbiotics Corporation develops, manufactures and markets veterinary diagnostics, instrumentation and related products for the companion animal, large animal and poultry markets worldwide. Headquartered in San Diego, California, Synbiotics manufactures and distributes its products through its operations in San Diego, CA, and Lyon, France. For information on Synbiotics and its products, visit the Company’s website at www.synbiotics.com.

With the exception of historical matters, the issues discussed in this press release are forward-looking statements that are subject to the risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements, including competition from larger companies, reliance on third-party manufacturers and distributors, possible technology improvements by others, the ability to assimilate acquired businesses, the continued effect on the business from our 2002 lack of liquidity, the seasonality of major portions of the Company’s business and other risks set forth in Synbiotics Corporation’s filings with the Securities and Exchange Commission, particularly Form 10-K for the year ended December 31, 2002. These forward-looking statements represent Synbiotics Corporation’s judgment as of the date of the release. Synbiotics Corporation disclaims, however, any intent or obligation to update these forward-looking statements.

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